Exhibit 3.2 Addendum No. 1 to the Share Purchase Agreement
for Banco Santander Colombia S.A. and other companies

BETWEEN
Banco Santander, S.A.
as seller

AND

Corpbanca
AND
Inversiones Corpgroup Interhold Limitada
as buyers

Bogotá D.C., February 21, 2012

In Bogotá D.C., on February 21, 2012

THE PARTIES

I.	Banco Santander, S.A. (the “Seller”), a Spanish company domiciled at Paseo de Pereda, 9-12, Santander, Spain, Spanish taxpayer ID number A-39.000.013;

II.	Corpbanca (“Buyer 1”), a Chilean company domiciled at Calle Rosario Norte, 660, Las Condes, Santiago, Chile, Chilean taxpayer ID number 97.023.000-9; and

III.
Inversiones Corpgroup Interhold Limitada (“Buyer 2” and, together with Buyer 1, the “Buyers”), a Chilean company domiciled at Calle Rosario Norte, 660, piso 23, Las Condes, Santiago, Chile, Chilean taxpayer ID number 96.758.830-K, which was transformed from a corporation to a limited liability company and modified its name from Corp Group Interhold S.A. to its current name (Inversiones Corpgroup Interhold Limitada) by public deed granted before Santiago notary, D. Gustavo Montero Marti, on January 19, 2012, under notarial archive number 758/2012.

Hereinafter the Buyers and the Seller shall be referred to as the “Parties”. The two Buyers shall be considered for all purposes, unless otherwise indicated in this Agreement, as one sole Party.

SET FORTH

I.
That last December 6, 2011, the Parties entered into a share purchase agreement for, among other instruments, shares of Banco Santander Colombia S.A. (the “Company”) (the “Share Purchase Agreement”); and

II.	That the Parties are interested in introducing certain modifications to the Agreement and, for that purpose, in entering into this first addendum to the Share Purchase Agreement (the “Addendum”);

BY VIRTUE OF THE ABOVE, the Parties, in order to be legally bound, enter into this first Addendum through which they consent to the following clauses:

CLAUSES

First: By virtue of this Addendum, the Parties agree to introduce to the Share Purchase Agreement the modifications contained in Appendix 1 of this Addendum.

Consequently, once the modifications agreed upon herein are accepted, the consolidated text of the Share Purchase Agreement shall be that which is enclosed as Appendix 2 of this Addendum.

Unless defined otherwise, terms beginning with capital letters in this Addendum have the meaning established in the Share Purchase Agreement as modified in this Addendum.

For the avoidance of doubt, the Parties leave express record that the modifications to the Share Purchase Agreement agreed upon in this Addendum are merely modificatory and not extinctive and do not affect nor render invalid in any way the authorizations of the Buyers or the Buyers’ Representatives granted as established in the last paragraph, section (v) of Clause 3.4.1 of the Share Purchase Agreement (including, but not limited to, the letters dated December 27, 2011, December 28, 2011 and January 18, 2012).

Despite not having been included in the consolidated text of the Share Purchase Agreement, the Parties acknowledge and agree, as if they were part of the Share Purchase Agreement:

1.
that if the authorizations referred to in Clauses 3.1 (A) and 3.1 (B) of the Share Purchase Agreement were granted subject to compliance of any condition, these Conditions Precedent shall only be understood to be fulfilled if compliance of these conditions is under the control of the Buyers or their Group in the terms of Clause 3.2(a) of the Share Purchase Agreement. This is understood regardless of the fact that, if an authorization referred to in Clauses 3.1 (A) and 3.1 (B) were subject to any condition that is not under the control of the Buyers or their Group, the Buyers undertake to continue to attempt to comply with the corresponding Conditions Precedent in conformity with Clause 3.2(A). The Buyers shall inform the Seller in conformity with Clause 3.2(C), as soon as reasonably possible, of the conditions that they foresee may be imposed regarding the aforementioned authorizations; and

2.
that, if the authorizations referred to in Clauses 3.1.(A) and 3.1.(B) of the Share Purchase Agreement were subject to compliance of any condition or were granted on the basis of any event or circumstance that should be fulfilled by the Buyers or their Group between the First Closing and the Second Closing, (1) the Buyers shall be responsible for those conditions, events and circumstances being fulfilled for the Second Closing to take place and (2) if for any reason or cause other than non-compliance by the Seller (including, for example, the revocation or loss of effectiveness or validity of the aforementioned authorizations) the Second Closing may not take place as planned as a result of a failure to comply with those conditions or non-compliance with those events or circumstances, it shall be necessarily understood that the consequences for non-compliance of the Buyers’ obligation to carry out one of the Closings, in conformity with the second paragraph of Clause 6.2.(B) and Clauses 8.1.(B) and 8.2.(B) of the Share Purchase Agreement, shall apply.

Second: The provisions of Clauses 9 to 11 of the Share Purchase Agreement should be applied mutatis mutandis, expressly including, for example, the provisions on applicable law and arbitration.

IN WITNESS THEREOF, the Parties sign this Addendum in three counterparts, but for one sole purpose, through their respective, duly authorized representatives in the place and on the date indicated in this document’s header.

BANCO SANTANDER, S.A. P.p. /s/ D. Pablo Castilla Reparaz D. Pablo Castilla Reparaz Adjunct General Subdirector

CORPBANCA P.p. /s/ D. Cristián Canales Palacios D. Cristián Canales Palacios Chief Counsel	INVERSIONES CORPGROUP INTERHOLD LIMITADA P.p. /s/ D. Cristián Canales Palacios D. Cristián Canales Palacios Representative

Appendix 1:

SHARE PURCHASE AGREEMENT SHOWING CHANGES

See Exhibit 3.1 to the Annual Report.  This Appendix 1 was prepared for the convenience of the parties only.

Appendix 2:

CONSOLIDATED TEXT OF SHARE PURCHASE AGREEMENT

See Exhibit 3.1 to the Annual Report.